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                                                                    EXHIBIT 11.7

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

           COMPUTATION OF SUPPLEMENTAL PRO FORMA NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  THREE MONTHS
                                                                                  ENDED MARCH
                                                                                    31, 1996
                                                                                 --------------
Net income.....................................................................     $  5,949
                                                                                 ===========
Weighted average shares outstanding:
  Common stock.................................................................       80,100
  Assumed conversion of stock options and warrants(1)(4).......................        4,572
  Shares issued pursuant to Minority Interest Exchanges(2).....................       13,254
  Shares issued to retire notes(3).............................................        7,853
                                                                                 --------------
          Total shares.........................................................      105,779
                                                                                 ===========
          Net income per share.................................................     $   0.06
                                                                                 ===========

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(1) Stock options and warrants granted subsequent to January 2, 1995 (using the treasury stock method and the initial public offering price of $18 per share) have been included in the computation of common and common equivalent shares as if they were outstanding since January 1, 1996.
(2) Shares issued pursuant to the Minority Interest Exchanges have been included in the computation of common and common equivalent shares as if they were outstanding since January 1, 1996.
(3) Represents number of shares required to be issued to retire $130,750 of notes using the proceeds of the Initial Public Offerings at the initial public offering price (net of issuance costs) of $16.65 per share. Shares are considered outstanding from the later of January 1, 1996 or the date the debt to be retired was issued.
(4) Warrants to obtain 1,768 shares of stock are no longer exercisable as of the consummation of the Initial Public Offerings (see Note 8 of Notes to Financial Statements).